UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                           La Jolla Pharmaceutical Co.
                        ---------------------------------
                                (Name of issuer)

                     Common Stock, par value $0.01 per share
                       ---------------------------------
                         (Title of class of securities)

                                    503459109
                       ---------------------------------
                                 (CUSIP number)

                                December 31, 2001
                       ---------------------------------
             (Date of Event which requires filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

-----------------------------                      -----------------------------
CUSIP No. 503459109                    13G              Page 2 of 10 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ---------------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      2,923,800
                             ---------------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      2,923,800
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,923,800*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.3%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------


*    Included in this  figure are the  securities  reported  by  Deutsche  Asset
     Management Europe GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Europe GmbH and DWS Investment GmbH on the following cover pages.

---------------------------------                  -----------------------------
CUSIP No. 503459109                    13G                 Page 3 of 10 Pages
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ---------------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      2,761,300
                             ---------------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      2,761,300
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,761,300*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.8%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------



* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this percentage are the percentages of securities reported by DWS Investment GmbH on the following cover page.

---------------------------------                  -----------------------------
CUSIP No. 503459109                    13G               Page 4 of 10 Pages
---------------------------------                  -----------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b  [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ---------------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      1,415,000
                             ---------------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,415,000
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,415,000
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               La Jolla Pharmaceutical Co. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is 6455 Nancy Ridge Drive, San Diego, CA 92121, United States.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH ("DWS Group"), DWS Investment GmbH ("DWS" and together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

               The principal place of business of DWS is Grueneburgweg 113-115, 60612, Frankfurt, Federal Republic of Germany.

Item 2(c).     Citizenship:

               The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is common stock (the "Common Stock").

Item 2(e).     CUSIP Number:

               The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) [ ]  Broker or dealer registered under section 15 of the Act;

               (b) [ ]  Bank as defined in section 3(a)(6) of the Act;

               (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act;

               (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940;

               (e) [ ]  An  investment  adviser  in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

               (f) [ ]  An  employee   benefit  plan,   or  endowment   fund  in
                        accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

               (i) [ ]  A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940;

               (j) [ ]  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

Item 4.        Ownership.

               (a)      Amount beneficially owned:

                        Each of the  Reporting  Persons  owns the  amount of the
               Common Stock as set forth on the applicable cover page.

               (b)      Percent of class:

                        Each of the Reporting Persons owns the percentage of the
              Common Stock as set forth on the applicable cover page.

               (c)      Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote:

                             Each of the Reporting Persons has the sole power to
                        vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                        (ii) shared power to vote or to direct the vote:

                             Each of the Reporting  Persons has the shared power
                        to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                        (iii)sole power to dispose or to direct the disposition
                             of:

                             Each of the Reporting Persons has the sole power to
                        dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                        (iv)shared power to dispose or to direct the disposition
                            of:

                             Each of the Reporting  Persons has the shared power
                        to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].1

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               The following are subsidiaries of DBAG and/or DWS Group which acquired Common Stock included in the figures on the cover pages: DWS Investment GmbH, DWS Investment S.A. Luxemburg, Deutsche Asset Management Investmentgesellschaft mbH.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


---------------------
* As of December 31, 2001, DWS Investment GmbH has ceased to be the beneficial owner of more than five percent of the class securities

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002



                                                  DEUTSCHE BANK AG



                                                  By:/s/ Jeffrey A. Ruiz
                                                     --------------------------
                                                     Name:   Jeffrey A. Ruiz
                                                     Title:  Vice President




                                                  By:/s/ Margaret M. Adams
                                                     --------------------------
                                                     Name:   Margaret M. Adams
                                                     Title:  Director

                                                                       EXHIBIT 1



                Consent of Deutsche Asset Management Europe GmbH


               The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 12th, 2002



                                           DEUTSCHE ASSET MANAGEMENT
                                             EUROPE GMBH



                                           By:/s/ Dr. Dieter Eisele
                                              -----------------------------
                                              Name:    Dr. Dieter Eisele
                                              Title:   Global Head of Compliance



                                            By:/s/ Michaela Bundschuh
                                               ----------------------------
                                               Name:    Michaela Bundschuh
                                               Title:   Head Position Monitoring

                                                                       EXHIBIT 2




                         Consent of DWS Investment GmbH

               The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 12th, 2002



                                           DWS INVESTMENT GMBH



                                           By:/s/ Dr. Dieter Eisele
                                              ------------------------------
                                              Name:    Dr. Dieter Eisele
                                              Title:   Global Head of Compliance



                                           By:/s/ Michaela Bundschuh
                                              -----------------------------
                                              Name:    Michaela Bundschuh
                                              Title:   Head Position Monitoring